EXHIBIT 99.2

LEHMAN BROTHERS HOLDINGS INC.
CONSOLIDATED STATEMENT OF INCOME
(Preliminary and Unaudited)
(In millions, except per share data)


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                                                            Three Months Ended
                                                      -------------------------------
                                                                                           Percentage of
                                                         May 31            May 31          Dollar Change
                                                          2001              2000            Inc./(Dec.)
Revenues:
    Principal transactions                                $  984            $  870
    Investment banking                                       565               480
    Commissions                                              295               226
    Interest and dividends                                 4,433             4,738
    Other                                                      7                20
                                                      --------------    -------------
           Total revenues                                  6,284             6,334
    Interest expense                                       4,262             4,579
                                                      --------------    -------------
           Net revenues                                    2,022             1,755              15%
                                                      --------------    -------------
Non-interest expenses:
    Compensation and benefits                              1,032               912
    Technology and communications                            134                85
    Brokerage and clearance fees                              73                62
    Business development                                      54                41
    Professional fees                                         41                43
    Occupancy                                                 44                32
    Other                                                     19                22
                                                      --------------    -------------

           Total non-interest expenses                     1,397             1,197              17%
                                                      --------------    -------------
Income from operations before taxes and
 dividends on trust preferred securities                     625               558              12%
    Provision for income taxes                               181               166
    Dividends on trust preferred securities                   14                14
                                                      --------------    -------------
Net income                                                $  430            $  378              14%
                                                      ==============    =============
    Preferred stock dividends                                 61                12
Net income applicable to common stock                     $  369            $  366               1%
                                                      ==============    =============


Earnings per common share
   Basic                                                 $  1.51            $ 1.49
                                                      --------------    =============
   Diluted                                               $  1.38            $ 1.39
                                                      ==============    =============

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